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                                                                    EXHIBIT 99.2


                            UNION TEXAS PETROLEUM
                                 (LETTERHEAD)

NEWS RELEASE
Contact:     Carol Cox
             (713) 968-2714


                  UNION TEXAS PETROLEUM ANNOUNCES $220 MILLION
                            CAPITAL BUDGET FOR 1996


         Houston, January 26, 1996 -- The Board of Directors of Union Texas Petroleum Holdings, Inc. has approved a 1996 capital spending budget of approximately $220 million, up about 28% from $172 million spent in 1995, with the increase being earmarked primarily for development activities in 1996. In addition to the $172 million in capital expenditures in 1995, Union Texas spent an additional $270 million for the acquisition of a 15.5% working interest in the U.K. North Sea's Alba oil field.

         John Whitmire, Chairman and CEO, said, "Our 1996 capital budget reflects our sharp focus on building shareholder value through several development projects which will enhance Union Texas' oil and gas production in the years ahead as well as exploration activities at our worldwide operations." BRITANNIA GAS DEVELOPMENT PROJECT

         Union Texas has budgeted approximately $152 million in 1996 for oil and gas development projects in the U.K. North Sea, Indonesia and Pakistan, up from $102 million spent in 1995. A major highlight in Union Texas' 1996 capital budget is the company's participation in the U.K. North Sea's Britannia gas development


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project, in which Union Texas has a 9.42% unit interest.  The company has earmarked approximately $60 million for additional development drilling and construction of the platform and facilities for Britannia in 1996. During 1995, Union Texas' share of development costs for Britannia was approximately $31 million. The largest undeveloped gas field in the U.K., Britannia is anticipated to commence production in late 1998. Union Texas' total share of capital required to develop Britannia from 1994 through the end of 1998 is estimated at about $200 million.

ALBA FIELD

         Of the remaining $42 million that Union Texas has earmarked for development activities in the U.K. North Sea during 1996, approximately $16 million is allocated for development work at the producing Alba oil field, which overlies a portion of Britannia. Union Texas acquired a 15.5% working interest in Alba in July 1995. Development plans at Alba for 1996 include a number of extended-reach wells in the field's southern portion and some debottlenecking projects on the Alba platform. During 1995, Union Texas spent about $4 million on development projects at Alba.

INDONESIA OPERATIONS

         The independent oil and gas producer has allocated about $37 million for development projects at its operations in Indonesia, where Union Texas and its co-venturers supply natural gas to an Indonesian-owned liquefied natural gas (LNG) plant. During 1996, the venture plans additional development drilling at its fields, including the Nilam, Semberah and Badak fields. In 1995, Union Texas spent about $40 million on development projects in Indonesia.

PAKISTAN PROJECTS

         In Pakistan, development projects also are a key focus for the Union Texas-operated venture. Union Texas has budgeted about $13 million for development projects in Pakistan during 1996, which will include additional development wells and compression equipment to boost natural gas





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production and reserves.  Union Texas also has earmarked about $2 million in its 1996 budget to study and evaluate possible liquefied petroleum gas (LPG) plant and electrical power generation opportunities in Pakistan where the company could add value to its hydrocarbon reserve base and capitalize on Union Texas' 19 years of experience in Pakistan. During 1995, Union Texas spent about $6 million on development activities in Pakistan.

OTHER OIL AND GAS ACTIVITIES

         As part of its 1996 capital plans, Union Texas has budgeted a total of approximately $21 million for exploration projects in the U.K. North Sea, Pakistan and Indonesia. The company has also allocated $18 million for its activities in Alaska, including the Western Colville area on the North Slope. Union Texas also plans to participate in new venture exploration activities in offshore Tunisia, Italy, Ireland and Argentina. Overall, the company plans to spend approximately $50 million on exploration programs during 1996. In 1995, Union Texas spent a total of about $63 million on its worldwide exploration activities.

PETROCHEMICALS

         At its petrochemical operations in Louisiana, Union Texas has allocated about $10 million for 1996, which will include a number of projects to enhance production and efficiency at its jointly-owned ethylene plant. During 1995, Union Texas spent about $6 million on capital projects in its petrochemical businesses.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana. Union Texas celebrated its 100th anniversary in January 1996.





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                      UNION TEXAS PETROLEUM HOLDINGS, INC.

                              CAPITAL SPENDING(1)
                             (DOLLARS IN MILLIONS)


                                            PLANNED
                                              1996               1995
                                            -------             ------
UNITED KINGDOM
    Exploration                              $  8                $ 11
    Britannia Development                    $ 60                $ 31
    Other Development                        $ 42                $ 25


INDONESIA
    Exploration                              $  5                $  4
    Development                              $ 37                $ 40

PAKISTAN
    Exploration                              $  8                $  8
    Development                              $ 13                $  6
    LPG/Power Plant                          $  2                  --

ALASKA                                       $ 18                $  6

OTHER INTERNATIONAL VENTURES(2)              $ 16                $ 34

PETROCHEMICALS                               $ 10                $  6

CORPORATE                                    $  1                $  1
                                             ------              -----
                 TOTAL                       $220                $172(3)

(1) Includes the company's equity interests in the Unimar partnership and excludes capitalized interest.

(2)     Primarily includes Tunisia, Italy, Ireland and Argentina.

(3) Does not include $270 million for the acquisition of a 15.5% interest in the Alba field in the U.K. North Sea.